Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement File Nos. 333-282398 and 333-282398-01

PRICING TERM SHEET

FERGUSON ENTERPRISES INC.

Fully and unconditionally guaranteed by Ferguson UK Holdings Limited

August 11, 2026

$700,000,000 4.800% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	Ferguson Enterprises Inc.

Guarantor:	Ferguson UK Holdings Limited

Expected Issue Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Aggregate Principal Amount:	$700,000,000

Maturity:	August 14, 2029

Coupon:	4.800%

Price to Public:	99.903%

Yield to Maturity:	4.835%

Spread to Benchmark Treasury:	+55 basis points

Benchmark Treasury:	4.125% due 2029

Benchmark Treasury Price / Yield:	99-18 / 4.285%

Interest Payment Dates:	Semi-annually on February 14 and August 14 of each year, commencing February 14, 2027

Day Count Convention:	30 / 360

Record Dates:	January 30 and July 30

Redemption Provisions:
Prior to July 14, 2029, (one month prior to the maturity date of the 2029 Notes) (the “2029 Par Call Date”), we may redeem the 2029 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 basis points, less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed on such redemption date,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of the 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after the 2029 Par Call Date, we may redeem the 2029 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of the 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date.

Trade Date:	August 11, 2026

Settlement Date:	August 14, 2026 (T+3)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	31488VAD9 / US31488VAD91

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Barclays Capital Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers	Bank of China Limited, London Branch Fifth Third Securities, Inc. PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

$500,000,000 5.600% Senior Notes due 2036 (the “2036 Notes” and, collectively with the 2029 Notes, the “Notes”)

Issuer:	Ferguson Enterprises Inc.

Guarantor:	Ferguson UK Holdings Limited

Expected Issue Ratings (Moody’s / S&P)*:	Baa1 / BBB+

Aggregate Principal Amount:	$500,000,000

Maturity:	August 14, 2036

Coupon:	5.600%

Price to Public:	99.743%

Yield to Maturity:	5.634%

Spread to Benchmark Treasury:	+95 basis points

Benchmark Treasury:	4.375% due 2036

Benchmark Treasury Price / Yield:	97-19 / 4.684%

Interest Payment Dates:	Semi-annually on February 14 and August 14 of each year, commencing February 14, 2027

Day Count Convention:	30 / 360

Record Dates:	January 30 and July 30

Redemption Provisions:
Prior to May 14, 2036 (three months prior to the maturity date of the 2036 Notes) (the “2036 Par Call Date”), we may redeem the 2036 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 Notes matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement) plus 15 basis points, less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2036 Notes to be redeemed on such redemption date,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of the 2036 Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after the 2036 Par Call Date, we may redeem the 2036 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, subject to the rights of holders of the 2036 Notes on the relevant record date to receive interest due on the relevant interest payment date.

Trade Date:	August 11, 2026

Settlement Date:	August 14, 2026 (T+3)**

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	31488VAC1 / US31488VAC19

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Barclays Capital Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers	Bank of China Limited, London Branch Fifth Third Securities, Inc. PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer and the Guarantor have filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you copies of the preliminary prospectus supplement and accompanying prospectus, and, when available, the final prospectus supplement relating to the offering if you request them by contacting J.P. Morgan Securities LLC at 1-212-834-4533 and BofA Securities, Inc. at 1-800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.